SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                FORM 8-K
                             CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 Date of Report (Date of earliest event reported): May 11, 2001

                    INNOVATIVE COATINGS CORPORATION
              (Exact name of registrant as specified in its charter)

    Georgia                    0-32161                58-2337027
  (State or other          (Commission File        (I.R.S. Employer
  jurisdiction of               Number)            Identification No.)
  incorporation)

                      1650 Airport Drive, Suite 110
                         Kennesaw, Georgia 30144
           (Address of principal executive offices) (Zip Code)

                             (770) 919-0100
            (Registrant's telephone number, including area code)

Item 1.     Changes in Control of Registrant.

Not Applicable.

Item 2.     Acquisition Or Disposition Of Assets.

Not Applicable.

Item 3.     Bankruptcy or Receivership.

Not applicable.

Item 4.     Changes in Registrant's Certifying Accountant.

Not Applicable.

Item 5.     Other Events.

Pursuant to a Mutual Release and Settlement Agreement executed on May 11, 2001, to be effective as of April 30, 2001, by and among Innovative Coatings Corporation (the "Company") and David Brown, among others, the Company agreed to repurchase 1,250,000 shares of its common stock from Mr. Brown for the total amount of $24,000. The payments are to be at the rate of $6,000 per month, with the first payment due on May 15, 2001, and each of the next three payments being due on the fifteenth day of the succeeding month. Each monthly payment entitles the Company to the return of 312,500 shares. The shares held by Brown represent approximately 15% of the outstanding shares of common stock of the Company as of May 11, 2001.

Item 6.     Resignations Of Directors And Executive Officers.

On May 11, 2001, effective as of April 30, 2001, David Brown resigned as an officer and director of the Company. Mr. Brown did not provide a letter stating his reasons for the resignation. Pursuant to his resignation, the parties executed a Mutual Release and Settlement Agreement, under which Mr. Brown waived any claim for wages, severance, vacation or expenses, including any amount due under an Employment and Consulting Agreement dated July 1, 1998, the Company and its remaining officers agreed to indemnify and hold Mr. Brown harmless against any liabilities arising out of or related to the Company, the Company agreed to convey all of its right, title and interest in and to the pump and spray gun developed in part by Brown while serving as an officer and employee of the Company.

Item 7.     Financial Statements, Pro Forma Financial Information and
            Exhibits.

     (a) Financial Statements of Businesses Acquired:  None Required.

     (b) Pro Forma Financial Information:  None required.

     (c) Exhibits:

Exhibit No.            Description

    10         Mutual Release and Settlement Agreement dated April 30,
2001

Item 8.     Change in Fiscal Year.

Not Applicable.

Item 9.     Sales of Equity Securities Pursuant to Regulation S.

Not Applicable.

                              SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                            INNOVATIVE COATINGS CORPORATION

Date:  May 14, 2001         /s/ Jerry Phillips
                            By: Jerry Phillips
                            Its: Chief Executive Officer